Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS
SECOND QUARTER 2025 RESULTS

NEW YORK, N.Y., August 11, 2025 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the second quarter ended June 30, 2025.
Second quarter highlights for the Company’s Sphere segment included:
•In early June, The Sphere Experience featuring Postcard from Earth surpassed four million total tickets sold since opening in October 2023;
•Kenny Chesney – the venue’s first country act – completed a fifteen-show run during May and June, which followed the continuation of residencies from the Eagles and Dead & Company earlier in the quarter; and
•Sphere hosted multiple corporate events, including Hewlett Packard Enterprise for the second consecutive year.
For the three months ended June 30, 2025, the Company reported revenues of $282.7 million, an increase of $9.3 million, or 3%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $50.2 million, an improvement of $21.2 million, and adjusted operating income of $61.5 million, an increase of $35.8 million, both as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “We continue to execute our strategic priorities to drive long-term profitable growth for our Sphere business. At the same time, we have been making progress with our expansion plans and remain confident in the global opportunity ahead.”
Segment Results for the Three and Six Months Ended June 30, 2025 and 2024:

(In millions)	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2025	2024	$	%	2025	2024	$	%
Revenues:
Sphere	$175.6	$151.2	$24.4	16%	$333.1	$321.6	$11.6	4%
MSG Networks	107.1	122.2	(15.1)	(12)%	230.1	273.1	(43.0)	(16)%
Total Revenues	$282.7	$273.4	$9.3	3%	$563.3	$594.7	$(31.5)	(5)%
Operating Income (Loss)
Sphere	$(83.4)	$(104.5)	$21.1	20%	$(177.2)	$(188.0)	$10.8	6%
MSG Networks	33.3	33.2	0.1	—%	48.4	76.3	(27.8)	(36)%
Total Operating Loss	$(50.2)	$(71.4)	$21.2	30%	$(128.8)	$(111.8)	$(17.0)	(15)%
Adjusted Operating Income (Loss):(1)
Sphere	$24.9	$(5.5)	$30.4	NM	$38.1	$7.4	$30.7	NM
MSG Networks	36.5	31.1	5.4	17%	59.3	79.7	(20.4)	(26)%
Total Adjusted Operating Income	$61.5	$25.7	$35.8	140%	$97.4	$87.2	$10.3	12%
Note: Does not foot due to rounding.
(1)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the three months ended June 30, 2025, the Sphere segment generated revenues of $175.6 million, an increase of $24.4 million, or 16%, as compared to the prior year quarter.
Event-related revenues increased $26.7 million as compared to the prior year quarter, primarily due to an increase in the number of corporate events as well as nine additional concert residency shows held at Sphere in Las Vegas as compared to the prior year quarter. This increase was partially offset by the absence of one marquee sporting event held in the prior year quarter.
Other revenues increased $4.8 million as compared to the prior year quarter, primarily due to the impact of revenues related to bringing the world’s second Sphere to Abu Dhabi, United Arab Emirates.
Revenues related to The Sphere Experience decreased $6.7 million as compared to the prior year quarter, primarily due to lower average per-show revenues, partially offset by an increase in the number of overall performances as compared to the prior year quarter. In the current year quarter, The Sphere Experience included 215 performances of Postcard from Earth and V-U2 An Immersive Concert Film as compared to 208 performances of Postcard from Earth in the prior year quarter.
Revenues from sponsorship, signage, Exosphere advertising and suite license fees decreased $0.5 million as compared to the prior year quarter, primarily due to lower Exosphere advertising revenues, partially offset by an increase in sponsorship revenues and suite license fee revenues.
For the three months ended June 30, 2025, the Sphere segment had direct operating expenses of $76.4 million, an increase of $8.5 million, or 12%, as compared to the prior year quarter. Event-related expenses increased $6.4 million, primarily due to an increase in the number of concert residency shows and corporate events as compared to the prior year quarter, partially offset by lower average per-show expenses for concerts. Expenses related to Holoplot increased $1.4 million, reflecting the impact of consolidating the business’ results following its acquisition by the Company in April 2024. Expenses associated with The Sphere Experience increased $0.6 million as compared to the prior year quarter, primarily due to an increase in the number of overall performances.
For the three months ended June 30, 2025, selling, general and administrative expenses of $96.4 million decreased $5.7 million, or 6%, as compared to the prior year quarter, primarily due to lower employee compensation and related benefits of $8.7 million and lower professional fees of $1.9 million, partially offset by other cost increases.
For the three months ended June 30, 2025, operating loss of $83.4 million improved by $21.1 million, or 20%, and adjusted operating income of $24.9 million increased $30.4 million, both as compared to the prior year quarter, primarily reflecting the increase in revenues and lower selling, general and administrative expenses, partially offset by higher direct operating expenses.
MSG Networks
For the three months ended June 30, 2025, the MSG Networks segment generated total revenues of $107.1 million, a decrease of $15.1 million, or 12%, as compared to the prior year quarter.
Distribution revenue decreased $11.4 million, primarily due to a decrease in total subscribers of approximately 13.0%, partially offset by the impact of higher affiliation rates.
Advertising revenue decreased $3.6 million as compared to the prior year quarter, primarily due to a lower number of live regular season and postseason professional sports telecasts.
For the three months ended June 30, 2025, direct operating expenses of $55.0 million decreased $26.7 million, or 33%, as compared to the prior year quarter, primarily due to lower rights fees expense of $25.6 million and lower other programming and production costs of $1.1 million. On June 27, 2025, MSG Networks completed the restructuring of its credit facilities, described below, which included amendments to its media rights agreements for certain professional sports teams. The decrease in rights fees expense primarily reflects reductions in media rights fees as a result of such amendments, including retroactive adjustments for the 2024-25 NBA and NHL seasons recorded during the current year quarter.
For the three months ended June 30, 2025, selling, general and administrative expenses of $16.6 million increased $11.7 million as compared to the prior year quarter. The increase was primarily due to higher advertising and marketing costs of $6.0 million and higher professional fees of $5.5 million, mainly due to the absence of litigation-related insurance recoveries recognized in the prior year quarter.
For the three months ended June 30, 2025, operating income increased by $0.1 million to $33.3 million as compared to the prior year quarter, primarily due to lower direct operating expenses, mostly offset by the decrease in revenues and higher selling, general and administrative expenses. Adjusted operating income increased by $5.4 million to $36.5 million as compared to the prior year quarter, primarily due to lower direct operating expenses, partially offset by the decrease in revenues and higher selling, general and administrative expenses.

Other Matters
On June 27, 2025, MSG Networks completed a restructuring of its credit facilities. The restructuring included, among other things: (i) MSG Networks’ $804 million term loan being replaced with a new $210 million term loan facility; and (ii) MSG Networks making a cash payment of $80 million to the lenders upon closing, comprised of $65 million from MSG Networks and a $15 million capital contribution from the Company. The new term loan continues to be non-recourse to Sphere Entertainment Co. For the three months ended June 30, 2025, the Company recorded a gain on extinguishment of debt of $346.1 million, reflecting the net impact of the restructuring.
In connection with the restructuring, MSG Networks entered into amendments to the local media rights agreements with the New York Knicks (“Knicks”) and the New York Rangers (“Rangers”), which included: (i) 28% and 18% reductions in annual rights fees payable to the Knicks and the Rangers, respectively, effective January 1, 2025; (ii) an elimination of annual rights fee escalators; and (iii) a change to the contract expiration dates to the end of the 2028-29 seasons, subject to a right of first refusal in favor of MSG Networks. Concurrent with the amendments to the Knicks’ and Rangers’ local media rights agreements, MSG Networks also issued penny warrants to Madison Square Garden Sports Corp. exercisable for 19.9% of the equity interests in MSG Networks.
MSG Networks also entered into amendments with certain other professional sports teams that provide for, among other matters, reductions in the annual rights fees payable to such teams.
The terms and conditions of the restructuring and other related transactions are described more fully in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2025.
About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until August 18, 2025

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues	$282,677	$273,395	$563,251	$594,725
Direct operating expenses	(131,318)	(149,519)	(289,641)	(303,559)
Selling, general, and administrative expenses	(113,023)	(107,040)	(227,292)	(230,189)
Depreciation and amortization	(83,907)	(82,337)	(168,136)	(162,204)
Impairments and other losses, net	(3,641)	(5,735)	(4,162)	(5,735)
Restructuring charges	(947)	(141)	(2,788)	(4,808)
Operating loss	(50,159)	(71,377)	(128,768)	(111,770)
Gain on extinguishment of debt	346,092	—	346,092	—
Interest income	4,084	7,729	7,962	15,383
Interest expense	(25,862)	(26,921)	(52,068)	(54,040)
Other expense, net	(400)	(2,613)	(1,740)	(5,869)
Income (loss) from continuing operations before income taxes	273,755	(93,182)	171,478	(156,296)
Income tax (expense) benefit	(121,939)	21,965	(101,616)	37,839
Income (loss) from continuing operations	151,816	(71,217)	69,862	(118,457)
Loss from discontinued operations, net of taxes	—	24,631	—	24,631
Net income (loss)	$151,816	$(46,586)	69,862	(93,826)

Basic income (loss) per common share
Continuing operations	$4.18	$(2.00)	$1.93	$(3.34)
Discontinued operations	—	0.69	—	0.69
Basic income (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$4.18	$(1.31)	$1.93	$(2.64)

Diluted income (loss) per common share
Continuing operations	$3.39	$(2.00)	$1.56	$(3.34)
Discontinued operations	—	0.69	—	0.69
Diluted income (loss) per common share attributable to Sphere Entertainment Co.’s stockholders	$3.39	$(1.31)	$1.56	$(2.64)

Weighted-average number of common shares outstanding:
Basic	36,283	35,570	36,196	35,494
Diluted	44,848	35,570	44,865	35,494

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company's full-time workforce reductions.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating loss	$(50,159)	$(71,377)	$(128,768)	$(111,770)
Share-based compensation	18,850	13,321	40,445	30,045
Depreciation and amortization	83,907	82,337	168,136	162,204
Restructuring charges	947	141	2,788	4,808
Impairments and other losses, net	3,641	5,735	4,162	5,735
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	2,482	(4,563)	7,273	(4,055)
Amortization for capitalized cloud computing arrangement costs	1,579	21	3,158	43
Remeasurement of deferred compensation plan liabilities	219	42	240	168
Adjusted operating income	$61,466	$25,657	$97,434	$87,178

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended June 30, 2025
	Sphere	MSG Networks	Total
Revenues	$175,587	$107,090	$282,677
Direct operating expenses	(76,351)	(54,967)	(131,318)
Selling, general and administrative expenses	(96,389)	(16,634)	(113,023)
Depreciation and amortization	(81,707)	(2,200)	(83,907)
Impairments and other losses, net	(3,641)	—	(3,641)
Restructuring charges	(947)	—	(947)
Operating (loss) income	$(83,448)	$33,289	$(50,159)
Reconciliation to adjusted operating income:
Share-based compensation	17,953	897	18,850
Depreciation and amortization	81,707	2,200	83,907
Restructuring charges	947	—	947
Impairments and other losses, net	3,641	—	3,641
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	2,351	131	2,482
Amortization for capitalized cloud computing arrangement costs	1,579	—	1,579
Remeasurement of deferred compensation plan liabilities	219	—	219
Adjusted operating income	$24,949	$36,517	$61,466

	Three Months Ended June 30, 2024
	Sphere	MSG Networks	Total
Revenues	$151,217	$122,178	$273,395
Direct operating expenses	(67,870)	(81,649)	(149,519)
Selling, general and administrative expenses	(102,109)	(4,931)	(107,040)
Depreciation and amortization	(80,121)	(2,216)	(82,337)
Impairments and other losses, net	(5,735)	—	(5,735)
Restructuring charges	88	(229)	(141)
Operating (loss) income	$(104,530)	$33,153	$(71,377)
Reconciliation to adjusted operating (loss) income: ..............................
Share-based compensation	12,337	984	13,321
Depreciation and amortization	80,121	2,216	82,337
Restructuring charges	(88)	229	141
Impairments and other losses, net	5,735	—	5,735
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	910	(5,473)	(4,563)
Amortization for capitalized cloud computing arrangement costs	—	21	21
Remeasurement of deferred compensation plan liabilities	42	—	42
Adjusted operating (loss) income.............................................................	$(5,473)	$31,130	$25,657

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS (Continued)
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2025
	Sphere	MSG Networks	Total
Revenues	$333,132	$230,119	$563,251
Direct operating expenses	(146,887)	(142,754)	(289,641)
Selling, general and administrative expenses	(192,793)	(34,499)	(227,292)
Depreciation and amortization	(163,712)	(4,424)	(168,136)
Impairments and other losses, net	(4,162)	—	(4,162)
Restructuring charges	(2,788)	—	(2,788)
Operating (loss) income	$(177,210)	$48,442	$(128,768)
Reconciliation to adjusted operating income:
Share-based compensation	37,907	2,538	40,445
Depreciation and amortization	163,712	4,424	168,136
Restructuring charges	2,788	—	2,788
Impairments and other losses, net	4,162	—	4,162
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	3,339	3,934	7,273
Amortization for capitalized cloud computing costs	3,158	—	3,158
Remeasurement of deferred compensation plan liabilities	240	—	240
Adjusted operating income	$38,096	$59,338	$97,434

	Six Months Ended June 30, 2024
	Sphere	MSG Networks	Total
Revenues	$321,581	$273,144	$594,725
Direct operating expenses	(130,164)	(173,395)	(303,559)
Selling, general and administrative expenses	(211,085)	(19,104)	(230,189)
Depreciation and amortization	(157,827)	(4,377)	(162,204)
Impairments and other losses, net	(5,735)	—	(5,735)
Restructuring charges	(4,798)	(10)	(4,808)
Operating (loss) income	$(188,028)	$76,258	$(111,770)
Reconciliation to adjusted operating income:
Share-based compensation	25,610	4,435	30,045
Depreciation and amortization	157,827	4,377	162,204
Restructuring charges	4,798	10	4,808
Impairments and other losses, net	5,735	—	5,735
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	1,326	(5,381)	(4,055)
Amortization for capitalized cloud computing costs	—	43	43
Remeasurement of deferred compensation plan liabilities	168	—	168
Adjusted operating income	$7,436	$79,742	$87,178

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	As of
	June 30,	December 31,
	2025	2024
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$368,927	$515,633
Accounts receivable, net	151,224	154,624
Related party receivables, current	10,957	25,729
Prepaid expenses and other current assets	64,317	65,007
Total current assets	595,425	760,993
Non-Current Assets:
Investments	41,311	40,396
Property and equipment, net	2,851,978	3,035,730
Right-of-use lease assets	88,765	93,920
Goodwill	410,172	410,172
Intangible assets, net	25,129	28,383
Other non-current assets	186,281	145,706
Total assets	$4,199,061	$4,515,300
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$14,775	$33,606
Accrued expenses and other current liabilities	346,925	388,370
Related party payables, current	5,758	9,504
Current portion of long-term debt, net	58,799	829,125
Operating lease liabilities, current	17,455	19,268
Deferred revenue	83,227	91,794
Total current liabilities	526,939	1,371,667
Non-Current Liabilities:
Long-term debt, net	830,535	524,010
Operating lease liabilities, non-current	111,823	116,668
Deferred tax liabilities, net	250,579	148,870
Other non-current liabilities	165,498	152,666
Total liabilities	1,885,374	2,313,881
Commitments and contingencies
Equity:
Class A Common Stock (1)	291	290
Class B Common Stock (2)	69	69
Additional paid-in capital	2,463,345	2,428,414
Accumulated deficit	(149,984)	(219,846)
Accumulated other comprehensive loss	(34)	(7,508)
Total stockholders’ equity	2,313,687	2,201,419
Total liabilities and equity	$4,199,061	$4,515,300
_________________
(1)    Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 29,133 and 28,960 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.
(2)    Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of June 30, 2025 and December 31, 2024.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2025	2024
Net cash (used in) provided by operating activities	$(52,711)	$28,570
Net cash provided by (used in) investing activities	16,441	(46,156)
Net cash used in financing activities	(111,059)	(36,242)
Effect of exchange rates on cash, cash equivalents, and restricted cash	623	(776)
Net decrease in cash, cash equivalents, and restricted cash	$(146,706)	$(54,604)
Cash, cash equivalents, and restricted cash at beginning of period	515,633	627,827
Cash, cash equivalents, and restricted cash at end of period	$368,927	$573,223